As filed with the Securities and Exchange Commission on May 4, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GANNETT CO., INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)

16-0442930
(I.R.S. Employer Identification No.)

7950 Jones Branch Drive, McLean, VA	22107
(Address of registrant’s principal executive offices)	(Zip Code)

Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan
(Full title of the Plan)

Thomas L. Chapple, Esq.
Senior Vice President, Chief Administrative Officer and General Counsel
Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107
(Name and address of agent for service)

(703) 854-6000
(Telephone number, including area code, of agent for service)

Copy to:
James E. Showen, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered	Registered	per share (1)(2)	price (1)	fee (1)
Common Stock, par value $1.00 per share	11,500,000	$87.20	$1,002,800,000	$127,055

(1)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices per share of the Common Stock on April 29, 2004, as reported on The New York Stock Exchange.

(2)	In accordance with the terms of the Plan, the actual offering price of each share shall be 100% of the “Fair Market Value” of a share of Common Stock on the date on which an option is granted.

EXPLANATORY STATEMENT

     We are filing this registration statement to register an additional 11,500,000 shares of our common stock for issuance pursuant to the Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan, as amended (the “Plan”). The increase in the number of shares authorized for issuance under the Plan was approved by our stockholders at our 2004 annual meeting, held on May 4, 2004. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements related to the Plan on Form S-8 filed on May 8, 2001 (Reg. No. 333-60402) and on Form S-8 filed May 6, 2003 (Reg. No. 333-105029) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items of Form S-8 containing new information not contained in the earlier registration statement are presented herein. In accordance with the terms of Item 8(a), no opinion of counsel as to the legality of the securities has been provided because the shares to be issued will be issued from our treasury.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     We hereby incorporate by reference into this registration statement the following documents filed with the Commission:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 28, 2003, which was filed on March 12, 2004, including information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2004 annual meeting of stockholders, which was filed on the same day;

(2)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2004, which was filed on May 4, 2004; and

(3)	the description of our common stock contained in our registration statement on Form 8-B, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

     In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Exhibit
No.	Exhibit
10.1	Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan, as amended.

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.

24.1	Power of Attorney (included on signature page hereto).

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on this 4th day of May, 2004.

GANNETT CO., INC.
By:	/s/ Thomas L. Chapple
Thomas L. Chapple
Senior Vice President, Chief Administrative Officer and General Counsel

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas H. McCorkindale and Thomas L. Chapple, and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 4th day of May, 2004:

Signature	Title
/s/ Douglas H. McCorkindale Douglas H. McCorkindale	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Gracia C. Martore	Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)
Gracia C. Martore

/s/ Louis D. Boccardi	Director

Louis D. Boccardi

/s/ Meredith A. Brokaw	Director

Meredith A. Brokaw

Signature	Title
/s/ James A. Johnson	Director

James A. Johnson

/s/ Stephen P. Munn Stephen P. Munn	Director

/s/ Donna E. Shalala	Director

Donna E. Shalala

/s/ Solomon D. Trujillo	Director

Solomon D. Trujillo

/s/ Karen Hastie Williams Karen Hastie Williams	Director

EXHIBIT INDEX

Exhibit
No.	Exhibit
10.1	Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan, as amended.

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.

24.1	Power of Attorney (included on signature page hereto).